EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Board Member Gregory Josefowicz Intent to
Leave Board Effective as of August 2005's Annual Shareholder Meeting

GRAND RAPIDS, MICHIGAN-March 16, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that board member Gregory Josefowicz will leave his board position at the Company's annual shareholder meeting effective August 10, 2005. Mr. Josefowicz, President and Chief Executive Officer of Borders Group, has served on Spartan's board since July 2001. He is a member of the Company's Executive Committee, Compensation Committee, and Nominating and Corporate Governance Committee. He was elected to a three-year board term at last year's annual shareholder meeting.

"It has been a pleasure to serve on the Spartan Stores' board during the past four years," said Mr. Josefowicz. In attempting to balance my time commitments, the annual meeting seems to be the appropriate time to step aside. I have valued my association with the management team and wish the company continued success."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.